Exhibit 3.5

CERTIFICATE OF DESIGNATION, PREFERENCES
AND RELATIVE, PARTICIPATING, OPTIONAL AND
OTHER SPECIAL RIGHTS
AND QUALIFICATIONS, LIMITATIONS
AND RESTRICTIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

CALIFORNIA GOLD CORP.

 Pursuant to Sections 78.195 and 78.1955 of the
Nevada Revised Statutes

California Gold Corp., a Nevada corporation (the “Company”), certifies that pursuant to the authority contained in of its Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”), and in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes (“NRS”), the Board of Directors of the Company by written consent dated as of _________ __, 201_ duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Restated and Amended Articles of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series convertible preferred stock having a par value of $0.001 per share, which shall be designated as the Series B Convertible Preferred Stock (the “Series B Preferred Stock”), consisting of __________ shares, having the following voting powers, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions thereof:

1. Number of Shares

The number of shares of Series B Preferred Stock shall consist of _____________ shares.  Subject to the NRS, the Articles of Incorporation and this Certificate of Designation, the number of shares of Series B Preferred Stock that are designated as Series B Convertible Preferred Stock may from time to time be increased or decreased by vote or consent of the Company’s Board of Directors; provided, however, that no such decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series B Preferred Stock converted or otherwise acquired by the Company in any manner whatsoever shall automatically and without further action be retired and canceled promptly after the conversion or acquisition thereof.

2           Voting Rights

General.  Except as provided by law or by the other provisions of the Articles of Incorporation, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), (i) holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class, and (ii) each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

3.           Dividend Rights

(i)           The holder of each share of Series B Preferred Stock shall be entitled to receive dividends (including distributions upon the liquidation, winding-up and dissolution of the Company) out of any assets legally available therefor, at the same time as the holder of each share of the Company’s Common Stock, when, as, and if declared by the Company’s Board of Directors.  In determining the amount of dividends to be paid on one share of Series B Preferred Stock, the holder will receive the dividend amount which such holder would be entitled to receive had such holder converted such holder’s shares of Series B Preferred Stock into shares of the Company’s Common Stock immediately prior to the record date for determining entitlement to such dividends.

(ii)           No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Company’s Common Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Series B Preferred Stock

4.           Conversion Rights.

(i) A holder of a share of Series B Preferred Stock, at the option of such holder, may at any time convert such share of Series B Preferred Stock into one share of the Company’s Common Stock.

(ii)   A holder of shares of Series B Preferred Stock shall not have the right to convert shares of Series B Preferred Stock to the extent that such right to effect such conversion would result in the holder or any of its affiliates beneficially owning more than 9.99% of the outstanding shares of Common Stock, unless such holder gives written notice no less than 65 days in advance to the Company of such holder's intention to exceed such limitation. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this subsection (ii) may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of not less than a majority of the outstanding shares of Common Stock shall approve, in writing, such alteration, amendment, deletion or change.

(iii) To convert Series B Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Series B Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or transfer agent for the Series B Preferred Stock, (B) notify the Company at such office that such holder elects to convert Series B Preferred Stock and the number of shares he wishes to convert, (C) state in writing the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and (D) pay any transfer or similar tax if required. In the event that a holder fails to notify the Company of the number of shares of Series B Preferred Stock which such holder wishes to convert, such holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the “Conversion Date.”

             (iv)           If the Company shall fix a record date (A) for a stock split, combination or subdivision of the outstanding shares of the Company’s Common Stock, (B) for any reclassification of the Company’s Common Stock, or (C) for the issuance of  rights, options or warrants to all holders of its Common Stock entitling them, in any such case, to subscribe for, purchase or acquire shares of Common Stock or other securities or rights, then, and in any such event, as of such record date, the number of shares of the Company’s Common Stock that may be issued upon conversion of the Series B Preferred Stock shall be adjusted so that the holder of each share of the Series B Preferred Stock shall thereafter be entitled to receive, upon the conversion of each such share, the number of shares of the Company’s Common Stock or other securities or rights which such holder would own or be entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the happening of such event.

(v)           If any event occurs as to which, in the opinion of the Company’s board of directors, the provisions of subsection (iv) above are not strictly applicable or would not fairly protect the rights of the holders of Series B Preferred Stock in accordance with the intent of these anti-dilution provisions, then the board shall make an adjustment in accordance with the intent of these provisions to protect the rights of the holders of Series B Preferred Stock.

(vi)        Whenever any adjustment in the number of shares of the Company’s Common Stock issuable upon conversion is required under this Certificate of Designation, the Company shall forthwith (i) file with its transfer agent, if applicable, a statement describing in reasonable detail the adjustment and the method of calculation used, which statement shall be certified by the chief financial officer of the Company, and (ii) cause a copy of such notice to be mailed to the holders of record of Series B Preferred Stock at the close of business on the day preceding the effective date of such adjustment.

(iv)    Notwithstanding any provision herein to the contrary, the Company shall not be required to issue any fractional shares of its Common Stock upon conversion of Series B Preferred Stock. Instead the Company shall have the right to pay a cash adjustment to the holders of Series B Preferred Stock based upon the closing price of the Common Stock on the business day prior to the Conversion Date, or round up any fractional shares to the nearest whole share.

(v)    If a holder converts shares of Series B Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder’s name.

(vi)   The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock (or its Common Stock held in treasury) enough shares of Common Stock to permit the conversion of the Series B Preferred Stock in full pursuant to the provisions of this Designation. All shares of Common Stock that may be issued upon conversion of Series B Preferred Stock shall be fully paid and nonassessable. The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series B Preferred Stock and shall endeavor to list such shares on each securities exchange or automated quotation system on which the Common Stock is then listed or traded, as the case may be.

(vii)   For the purposes of this Certificate of Designation, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

(viii)   For purposes of this Certificate of Designation, the term “Common Stock” shall be deemed to include any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company.

(ix)   Whenever the number of shares of Common Stock is adjusted, the Company shall promptly mail to holders of Series B Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Company shall file with the transfer agent for the Series B Preferred Stock, if any, a certificate from the Company’s independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

(x) If:

(A) The Company takes any action which would require an adjustment in the number of shares of Common Stock pursuant to this Certificate of Designation;

(B) The Company consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Company must approve the transaction; or

(C) There is a dissolution or liquidation of the Company;

then, and in any such case, the Company shall mail to holders of the Series B Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be, of such action. The Company shall mail the notice at least 10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A), (B) or (C) of this paragraph (x).

    (xi) In the case of any consolidation of the Company or the merger of the Company with or into any other entity or the sale or transfer of all or substantially all the assets of the Company pursuant to which the Company’s Common Stock is converted into other securities, cash or assets, upon consummation of such transaction, each share of Series B Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the board of directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Series B Preferred Stock.

Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of the Company’s Common Stock, each holder of shares of Series B Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the amount such holder would have been entitled to receive had such holder converted such holder’s shares of Series B Preferred Stock into shares of the Company’s Common Stock immediately prior to the record date for such liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock.

Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Severability of Provisions.  If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

Mutilated or Missing Series B Preferred Stock Certificates.  If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its President, this _____  day of ___________, 2014.

CALIFORNIA GOLD CORP.

By:	/s/
Name:
Title: President